IMAX CORPORATION

EXHIBIT 99.1

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CORPORATION REPORTS THIRD QUARTER 2018 RESULTS

Strategic Focus on Core Business Drives Strong Net Income Jump

HIGHLIGHTS

•	Delivered Q3 2018 earnings per share of $0.08, compared to a loss per share of $0.01 last year. Adjusted net income per share was $0.14, compared to $0.08 in Q3 2017.

•	Strong box office, continued cost discipline and focus on the core business helped drive a 670-basis point increase in operating margins, the Company’s third consecutive quarter of margin expansion.

•	Greater China box office increased 30.5% in the third quarter, compared to last year, driven by compelling slate of Hollywood and Chinese local language blockbusters.

•	Since launching its best-in-class IMAX with Laser product in April, the Company has signed agreements for more than 200 systems from exhibitors around the world.

NEW YORK – October 25, 2018 – IMAX Corporation (NYSE:IMAX) today reported third quarter 2018 revenues of $82.1 million, gross profit of $42.2 million and net income attributable to common shareholders of $5.0 million, or $0.08 per diluted share. Adjusted net income attributable to common shareholders for the third quarter was $9.0 million, or $0.14 per diluted share. Adjusted EBITDA was $25.8 million. For reconciliations of reported results to non-GAAP financial results, and for the definition and reconciliation of Adjusted EBITDA, please see the end of this press release.

“Our momentum from the first half of 2018 continued into the third quarter. Compelling blockbuster content from Hollywood and China, coupled with our ongoing focus on controlling costs helped drive our third consecutive quarter of operating margin expansion,” said IMAX CEO Richard L. Gelfond. “Looking ahead, we expect many of the factors contributing to our strong performance this year to benefit the Company into 2019 and beyond including the rapidly evolving media landscape. The convergence of streaming and traditional media platforms creates interesting opportunities for IMAX.

We are increasingly seeing content creators seeking to attract top filmmakers, eventize the launch of new content and broaden the consumer reach of that content. Our 1,400-plus theatre network across nearly 80 countries affords filmmakers the opportunity to launch their content in a highly-differentiated, premium format. We are in active discussions across these converging platforms and believe IMAX has a unique opportunity to influence the emerging trends in our industry and be a direct beneficiary of the evolving landscape.”

Third Quarter 2018 Results

Network Update

During the quarter, the Company installed 37 theater systems, 36 of which were for new theater locations. The total IMAX® theater network consisted of 1,443 systems as of September 30, 2018, of which 1,346 were in commercial multiplexes. There were 635 theaters in backlog as of September 30, 2018, compared to the 545 in backlog as of September 30, 2017.

IMAX also signed contracts for 25 new theaters and 12 upgrades in the third quarter of 2018. For a breakdown of theater system signings, installations, network and backlog by type for the third quarter of 2018, please see the end of this press release.

Box Office Update

Gross box office from IMAX DMR® films was $206.5 million in the third quarter of 2018 compared to $218.8 million in the third quarter of 2017. Gross box office was generated primarily by the exhibition of 29 films (24 new and 5 carryovers), as compared to 24 films (17 new and 7 carryovers) exhibited in the third quarter of 2017.

Third Quarter Consolidated Results

The gross margin across all segments in the third quarter of 2018 was $42.2 million, or 51.4% of total revenues, compared to $39.9 million, or 40.4% of total revenues, in the third quarter of 2017. Operating expenses (which includes SG&A, excluding stock-based compensation, plus R&D) were $26.0 million in the quarter.

Third Quarter Segment Results

Network Business

•

Network business revenues were $36.7 million in the quarter, compared with $42.6 million in the prior-year period. Gross margin for the network business were 61.4% in the most recent quarter, compared to 67.0% in the prior-year period.

•

IMAX DMR revenues were $22.4 million in the third quarter of 2018, compared to $26.0 million in the third quarter of 2017. Gross margin for the IMAX DMR segment was 64.6%, compared to 69.7% in the prior-year comparative period.

•

Revenue from joint revenue-sharing arrangements were $14.3 million in the quarter, compared with $15.6 million in the prior-year period. Gross margin for joint revenue-sharing arrangements was 56.4%, compared to 60.1% in the prior-year comparative period.

Theater Business

•	Theater business segment revenues were $40.7 million in the quarter, compared with $43.5 million in the prior-year period, primarily reflecting the installation of four fewer sales-type theaters.

•

Gross margin on sales and sales-type leases was 49.6% compared with 60.7% in the year-ago period. The decrease in the recent period is primarily the result of four fewer system installations compared to the prior year period.

In addition to the Company’s core revenue segments, new business revenue was $1.3 million in the quarter, compared to $8.9 million in the same period last year. New business revenues in 2017 were driven primarily by the launch of Marvel’s Inhumans. The company recognized a gross loss of $0.3 million in the quarter, compared to a gross loss of $11.9 million in the third quarter of 2017.

First Nine Months Results

Through the first nine months of 2018, the Company generated $265.4 million of total revenue, a 4.0% increase compared to the same period last year. Gross profit of $153.3 million resulted in a 57.7% gross margin, which compares to 49.0% in 2017. Net income of $29.8 million compares to the $3.8 million generated in 2017, while adjusted net income to common shareholders increased 121.4% to $41.4 million. The Company’s financial performance through the first nine months is driven by its strong box office performance, focus on the core business and continued cost discipline.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a weekly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at www.imax.com/content/investor-relations. The Company expects to provide such updates on Friday of each week, although the Company may change this timing without notice. Results will be displayed with a one-week lag. In addition, the Company maintains a Twitter account: @IMAX_Investors. The Company intends to use Twitter to disclose the box office information, as well as other information that may be of interest to the Company’s investor community.

The information posted on the Company’s website and/or via its Twitter account may be deemed material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website and its Twitter account in addition to the Company’s press releases, SEC filings and public conference calls and webcasts.

Conference Call

The Company will host a conference call today at 8:30AM ET to discuss its third quarter 2018 financial results. This call is being webcast by Nasdaq and can be accessed at investors.imax.com. To access the call via telephone, interested parties in the US and Canada should dial (877) 260-1479 approximately 5 to 10 minutes before the call begins. Other international callers should dial (334) 323-0522. The conference ID for the call is 9002042. A replay of the call will be available via webcast at investors.imax.com or via telephone by dialing (888) 203-1112 (US and Canada), or (647) 436-0148 (international). The Conference ID for the telephone replay is 9002042.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of September 30, 2018, there were 1,443 IMAX theater systems (1,346 commercial multiplexes, 13 commercial destinations, 84 institutional) operating in 79 countries as of September 30, 2018. On Oct. 8, 2015, shares of IMAX China, a subsidiary of IMAX Corp., began trading on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

###

This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company’s future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China; the performance of IMAX DMR films; the signing of theater system agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the potential impact of increased competition in the markets within which the Company operates; competitive actions by other companies; the failure to respond to change and advancements in digital technology; risks relating to recent consolidation among commercial exhibitors and studios; risks related to new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security; risks related to the Company’s inability to protect the Company’s intellectual property; general economic, market or business conditions; the failure to convert theater system backlog into revenue; changes in laws or regulations; the failure to fully realize the projected cost savings and benefits from the Company’s restructuring initiative; and other factors, many of which are beyond the control of the Company. These factors, other risks and uncertainties and financial details are discussed in IMAX’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

For additional information please contact:

Investors: IMAX Corporation, New York Michael K. Mougias 212-821-0187 mmougias@imax.com	Media: IMAX Corporation, New York Amanda Collins 212-821-0155 abcollins@imax.com

Additional Information

Signings and Installations

September 30, 2018

	Three Months Ended September 30,
Theater Signings:	2018		2017
Full new sales and sales-type lease arrangements	22		17
New traditional joint revenue sharing arrangements	1		—
New hybrid joint revenue sharing lease arrangements	2		—

Total new theaters	25		17
Upgrades of IMAX theater systems	12		—

Total Theater Signings	37		17

	Three Months Ended September 30,
Theater Installations:	2018		2017
Full new sales and sales-type lease arrangements	15		19
New traditional joint revenue sharing arrangements	15		25
New hybrid joint revenue sharing lease arrangements	6		5

Total new theaters	36		49
Upgrades of IMAX theater systems	1		2

Total Theater Installations	37		51

	Three Months Ended September 30,
Theater Backlogs:	2018		2017
New sales and sales-type lease arrangements	189	(1)	170
New joint revenue sharing arrangements
Hybrid lease arrangements	119		130
Traditional arrangements	327		245

Total Theater Backlog	635	(2)	545	(3)

	Three Months Ended September 30,
Theater Network:	2018		2017
Commercial Multiplex Theaters:
Sales and sales-type lease arrangements	589		501
Traditional joint revenue sharing arrangements	641		575
Hybrid joint revenue sharing lease arrangements	116		127

Total Commercial Multiplex Theaters	1,346		1,203
Commercial Destination Theaters	13		13
Institutional Theaters	84		86

Total Theater Network	1,443		1,302

(1)	Includes 22 hybrid sales theater systems which were previously classified under joint revenue sharing arrangements – hybrid sales arrangements.
(2)

Includes 93 new laser projection system configurations, including 112 upgrades of existing locations to laser projection system configurations (110 of these 112 are for the new next generation laser projection system configurations).

(3)	Includes 25 new laser projection system configurations and three upgrades of existing locations to laser projection system configurations.

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Equipment and product sales	$25,301	$30,714	$60,182	$63,593
Services	39,440	49,817	138,971	133,264
Rentals	14,479	15,849	57,805	51,143
Finance income	2,888	2,420	8,479	7,214

	82,108	98,800	265,437	255,214

Costs and expenses applicable to revenues
Equipment and product sales	14,099	14,270	29,620	32,352
Services	18,824	37,763	62,808	79,678
Rentals	6,994	6,899	19,722	18,086

	39,917	58,932	112,150	130,116

Gross margin	42,191	39,868	153,287	125,098
Selling, general and administrative expenses	26,780	25,540	87,471	85,071

(including share-based compensation expense of $4.8 million and $15.5 million for the three and nine months ended September 30, 2018 (2017 — $5.2 million and $16.2 million, respectively))
Research and development	4,028	4,626	11,542	14,638
Asset impairments	—	—	—	1,225
Amortization of intangibles	1,039	802	2,896	2,182
Receivable provisions, net of recoveries	861	963	1,667	2,088
Legal arbitration award	—	—	7,500	—
Exit costs, restructuring charges and associated impairments	—	3,437	1,158	13,695

Income from operations	9,483	4,500	41,053	6,199
Interest income	631	253	1,121	761
Interest expense	(958)	(528)	(2,303)	(1,418)

Income from operations before income taxes	9,156	4,225	39,871	5,542
Provision for income taxes	(1,452)	(1,009)	(9,540)	(885)
Loss from equity-accounted investments, net of tax	(202)	(318)	(507)	(837)

Net income	7,502	2,898	29,824	3,820
Less: net income attributable to non-controlling interests	(2,482)	(3,748)	(8,674)	(6,307)

Net income (loss) attributable to common shareholders	$5,020	$(850)	$21,150	$(2,487)

Net income (loss) per share attributable to common shareholders – basic and diluted:
Net income (loss) per share — basic and diluted	$0.08	(0.01)	$0.33	$(0.04)

Weighted average number of shares outstanding (000’s):
Basic	62,551	64,736	63,466	65,624
Fully Diluted	62,793	64,803	63,580	65,834
Additional Disclosure:
Depreciation and amortization(1)	$13,950	$14,413	$41,984	$39,767

(1)

Includes $0.4 million and $1.0 million of amortization of deferred financing costs charged to interest expense for the three and nine months ended September 30, 2018, respectively (2017—$0.2 million and $0.4 million, respectively).

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$133,615	$158,725
Accounts receivable, net of allowance for doubtful accounts of $3,192 (December 31, 2017 — $1,613)	106,117	130,546
Financing receivables	126,318	129,494
Inventories	52,614	30,788
Prepaid expenses	10,442	7,549
Film assets	16,220	5,026
Property, plant and equipment	276,090	276,781
Other assets	55,173	26,757
Deferred income taxes	27,326	30,708
Other intangible assets	30,688	31,211
Goodwill	39,027	39,027

Total assets	$873,630	$866,612

Liabilities
Bank indebtedness	$17,625	$25,357
Accounts payable	15,445	24,235
Accrued and other liabilities	104,983	100,140
Deferred revenue	114,075	113,270

Total liabilities	252,128	263,002

Commitments and contingencies

Non-controlling interests	8,029	1,353

Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number. 62,760,262 issued and 62,585,192 outstanding (December 31, 2017 — 64,902,201 issued and 64,695,550 outstanding)	431,290	445,797
Less: Treasury stock, 175,070 shares at cost (December 31, 2017 — 206,651)	(3,597)	(5,133)
Other equity	184,133	175,300
Accumulated deficit	(70,888)	(87,592)
Accumulated other comprehensive loss	(4,185)	(626)

Total shareholders’ equity attributable to common shareholders	536,753	527,746
Non-controlling interests	76,720	74,511

Total shareholders’ equity	613,473	602,257

Total liabilities and shareholders’ equity	$873,630	$866,612

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash provided by (used in):
Operating Activities
Net income	$29,824	$3,820
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	41,984	39,767
Write-downs, net of recoveries	2,541	25,620
Change in deferred income taxes	(2,849)	(5,145)
Stock and other non-cash compensation	18,240	18,916
Unrealized foreign currency exchange loss (gain)	406	(863)
Loss from equity-accounted investments	209	539
Loss on non-cash contribution to equity-accounted investees	298	298
Investment in film assets	(22,240)	(30,686)
Changes in other non-cash operating assets and liabilities	(343)	11,153

Net cash provided by operating activities	68,070	63,419

Investing Activities
Purchase of property, plant and equipment	(7,367)	(16,356)
Investment in joint revenue sharing equipment	(22,710)	(35,538)
Acquisition of other intangible assets	(3,198)	(3,939)
Investment in new business ventures	—	(1,500)

Net cash used in investing activities	(33,275)	(57,333)

Financing Activities
Increase in bank indebtedness	35,000	—
Repayment of bank indebtedness	(40,667)	(1,500)
Repurchase of common shares	(46,452)	(46,138)
Treasury stock purchased for future settlement of restricted share units	(3,597)	(4,386)
Taxes withheld and paid on employee stock awards vested	(1,437)	(218)
Settlement of restricted share units and options	(2,567)	(15,366)
Issuance of subsidiary shares to a non-controlling interest	7,546	—
Common shares issued—stock options exercised	1,017	14,419
Dividends paid to non-controlling shareholders	(6,934)	—
Credit facility amendment fees paid	(1,909)	—

Net cash used in financing activities	(60,000)	(53,189)

Effects of exchange rate changes on cash	95	52

Decrease in cash and cash equivalents during period	(25,110)	(47,051)
Cash and cash equivalents, beginning of period	158,725	204,759

Cash and cash equivalents, end of period	$133,615	$157,708

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

The Company has four primary reporting groups identified by nature of product sold or service provided: (1) Network Business, representing variable revenue generated by box-office results and which includes the reportable segments of IMAX DMR and contingent rent from the JRSAs and IMAX systems segments; (2) Theater Business, representing revenue generated by the sale and installation of theater systems and maintenance services, primarily related to the IMAX Systems and Theater System Maintenance reportable segments, and also includes fixed hybrid revenues and upfront installation costs from the JRSA segment; (3) New Business, which includes content licensing and distribution fees associated with our original content investments, virtual reality initiatives, IMAX Home Entertainment, and other business initiatives that are in the development and/or start-up phase, and (4) Other; which includes the film post-production and distribution segments and certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Network Business
IMAX DMR	$22,372	$25,971	$85,586	$77,136
Joint revenue sharing arrangements – contingent rent	14,327	15,572	56,919	49,702
IMAX systems – contingent rent	—	1,094	—	2,573

	36,699	42,637	142,505	129,411

Theater Business
IMAX systems
Sales and sales-type leases	20,427	25,111	50,545	48,178
Ongoing fees and finance income	2,971	2,646	8,982	7,844
Joint revenue sharing arrangements – fixed fees	2,798	2,658	3,821	4,536
Theater system maintenance	12,415	11,511	37,462	33,459
Other theater	2,076	1,586	5,707	5,449

	40,687	43,512	106,517	99,466

New Business	1,275	8,917	4,999	11,508

Other
Film distribution and post-production	3,062	2,698	9,156	11,369
Other	385	1,036	2,260	3,460

	3,447	3,734	11,416	14,829

Total	$82,108	$98,800	$265,437	$255,214

Gross margin
Network Business
IMAX DMR(1)	$14,461	$18,114	$57,523	$52,578
Joint revenue sharing arrangements – contingent rent(1)	8,081	9,351	39,441	33,271
IMAX systems – contingent rent	—	1,094	—	2,573

	22,542	28,559	96,964	88,422

Theater Business
IMAX systems
Sales and sales-type leases	10,141	15,246	28,648	28,190
Ongoing fees and finance income	2,923	2,522	8,839	7,582
Joint revenue sharing arrangements – fixed fees(1)	529	624	776	887
Theater system maintenance	5,996	4,624	17,289	13,306
Other theater	581	247	1,099	1,082

	20,170	23,263	56,651	51,047

New Business	(298)	(11,912)	139	(13,432)

Other
Film distribution and post-production(1)	260	402	320	(262)
Other	(483)	(444)	(787)	(677)

	(223)	(42)	(467)	(939)

Total	$42,191	$39,868	$153,287	$125,098

(1)

IMAX DMR segment margins include marketing costs of $3.1 million and $13.7 million for the three and nine months ended September 30, 2018, respectively (2017 – $2.5 million and $9.8 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $1.0 million and $2.2 million for the three and nine months ended September 30, 2018, respectively (2017 – $1.3 million and $2.5, respectively). IMAX system sales and sales-type lease segment margins include marketing and commission costs of $0.8 million and $2.0 million for the three and nine months ended September 30, 2018, respectively (2017 – $1.1 million and $2.2 million). Film distribution and post production segment margins include marketing expense of less than $0.1 million and $2.0 million for the three and nine months ended September 30, 2018 (2017 – an expense of less than $0.1 million and recovery of $0.7 million, respectively).

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share, EBITDA and adjusted EBITDA as supplemental measures of performance of the Company, which are not recognized under U.S. GAAP. The Company presents adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its stock-based compensation (net of any related tax impact) on net income. In addition, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share because it believes that they are important supplemental measures of its comparable financial results and could potentially distort the analysis of trends in business performance and it wants to ensure that its investors fully understand the impact of net income attributable to non-controlling interests and its stock-based compensation (net of any related tax impact) in determining net income attributable to common shareholders. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share should be considered in addition to, and not as a substitute for, net income and net income attributable to common shareholders and other measures of financial performance reported in accordance with U.S. GAAP.

Management uses “EBITDA”, as such term is defined in the Company’s credit agreement (and which is referred to herein as “Adjusted EBITDA per Credit Facility”, as the credit agreement includes additional adjustments beyond interest, taxes, depreciation and amortization). Adjusted EBITDA per Credit Facility (each as defined below) should not be construed as substitutes for net income or as better measures of liquidity as determined in accordance with U.S. GAAP. The Company believes that Adjusted EBITDA per Credit Facility is relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry.

	For the 3 Months Ended September 30, 2018		For the 12 Months Ended September 30, 2018(1)
(In thousands of U.S. Dollars)
Net income	$7,502		$38,522
Add (subtract):
Provision for income taxes	1,452		25,445
Interest expense, net of interest income	327		1,440
Depreciation and amortization, including film asset amortization	13,950		69,025

EBITDA	$23,231		$134,432
Stock and other non-cash compensation	6,320		23,042
Write-downs, net of recoveries including asset impairments and receivable provisions	855		6,489
Exit costs, restructuring charges and associated impairments	—		3,637
Legal arbitration award	—		7,500
Loss from equity accounted investments	202		373

Adjusted EBITDA before non-controlling interests(2)	$30,608		$175,473
Adjusted EBITDA attributable to non-controlling interests	(4,789)		(22,682)

Adjusted EBITDA per Credit Facility	$25,819	*	$152,791	*

Adjusted EBITDA per Credit Facility, excluding impact from “Marvel’s Inhumans”	$25,819	*	$128,922	*

Adjusted revenues attributable to common shareholders(3)	$72,333		$352,434

Adjusted EBITDA margin, excluding impact from “Marvel’s Inhumans”	35.7%		36.6%

Adjusted EBITDA per Credit Facility of $25.8 million and $152.8 million for the three and twelve months ended September 30, 2018 respectively, includes the impact of the Company’s investment in “Marvel’s Inhumans”, which resulted in a $nil and $1.1 million loss, respectively. However, as permitted by the Credit Facility, this loss was offset by addbacks of $nil and $13.3 million for amortization and by addbacks of $nil and $11.7 million for impairment charges relating to the investment, in each case for the three and twelve months ended September 30, 2018, respectively. The net effect of these addbacks was to increase Adjusted EBITDA per Credit Facility by $nil and $23.9 million for the three and twelve months ended September 30, 2018, respectively. This investment represents the Company’s first foray into a commercial television property, and therefore the Adjusted EBITDA per Credit Facility metric presented above may not be reflective of the Company’s typical operational activity. Further, the Company does not expect to make meaningful direct investments in original content going forward. As a result, the Company is also presenting Adjusted EBITDA per Credit Facility excluding the impact of “Marvel’s Inhumans” to better facilitate comparisons to prior and future periods.

(1)	Senior Secured Net Leverage Ratio calculated using twelve months ended Adjusted EBITDA per Credit Facility.

(2)

The Adjusted EBITDA per Credit Facility calculation specified for purpose of the minimum Adjusted EBITDA covenant excludes the reduction in Adjusted EBITDA from the Company’s non-controlling interests.

(3)		3 months ended September 30, 2018		12 months ended September 30, 2018
	Total revenues		$82,108		$390,989
	Greater China revenues	$30,480		$120,306
	Non-controlling interest ownership percentage(4)	32.07%		32.05%

	Deduction for non-controlling interest share of revenues		(9,775)		(38,555)

	Adjusted revenues attributable to common shareholders		$72,333		$352,434

(4)	Weighted average ownership percentage for change in non-controlling interest share

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Quarter Ended September 30, 2018 vs. 2017:

The Company reported net income of $7.5 million, which calculates to $0.12 per basic and diluted share, for the third quarter of 2018 as compared to a net income of $2.9 million, $0.04 per basic and diluted share for the third quarter of 2017.

Net income for the third quarter of 2018 includes a $5.6 million charge, or $0.08 per diluted share (2017 — $5.7 million or $0.09 per diluted share), for stock-based compensation. In the third quarter of 2018, the Company did not have any additional expenses for exit costs, restructuring charges and associated impairments (2017—$3.4 million or $0.05 per diluted share).

Adjusted net income, which consists of net income excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, and the related tax impact of these adjustments, was $11.6 million, or $0.18 per diluted share, for the third quarter of 2018 as compared to adjusted net income of $9.2 million, or $0.14 per diluted share, for the third quarter of 2017.

The Company reported net income attributable to common shareholders of $5.0 million, or $0.08 per basic and diluted share for the third quarter of 2018 (2017 — net loss of $0.9 million, or a loss of $0.01 per basic and diluted share).

Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, and the related tax impact of these adjustments, was $9.0 million, or $0.14 per diluted share, for the third quarter of 2018 as compared to adjusted net income attributable to common shareholders of $5.2 million, or $0.08 per diluted share, for the third quarter of 2017.

A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Quarter Ended September 30,

(In thousands of U.S. dollars, except per share amounts)	2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$7,502	$0.12	$2,898	$0.04
Adjustments:
Stock-based compensation	5,562	0.08	5,739	0.09
Exit costs, restructuring charges and associated impairments	—	—	3,437	0.05
Tax impact on items listed above	(1,500)	(0.02)	(2,855)	(0.04)

Adjusted net income	11,564	0.18	9,219	0.14
Net income attributable to non-controlling interests	(2,482)	(0.04)	(3,748)	(0.06)
Stock-based compensation (net of tax of less than $0.1 million and $0.1 million, respectively)	(75)	—	(263)	—
Exit costs, restructuring charges and associated impairments (net of tax of $nil and less than $0.1 million, respectively)	—	—	(11)	—

Adjusted net income attributable to common shareholders	$9,007	$0.14	$5,197	$0.08

Weighted average diluted shares outstanding		62,793		64,803

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Nine Months Ended September 30, 2018 vs. 2017:

The Company reported net income of $29.8 million, or $0.47 per basic and diluted share, for the nine months ended September 30, 2018 as compared to net income of $3.8 million, or $0.06 per basic and diluted share for the nine months ended September 30, 2017.

Net income for the nine months ended September 30, 2018 includes a $17.2 million charge, or $0.26 per diluted share (2017 — $17.8 million or $0.27 per diluted share) for stock-based compensation, and a $1.2 million charge, or $0.02 per diluted share for exit costs, restructuring charges and associated impairments (2017 — $13.7 million, or $0.20 per diluted share), and a $7.5 million charge, or $0.12 per diluted share for a legal arbitration award related to one of the Company’s litigation matters from 2006 (2017—$nil, or $nil per diluted share).

Adjusted net income, which consists of net income excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award and the related tax impact, was $50.4 million, or $0.79 per diluted share, for the nine months ended September 30, 2018 as compared to adjusted net income of $25.7 million, or $0.38 per diluted share, for the nine months ended September 30, 2017.

The Company reported a net income attributable to common shareholders of $21.2 million, or $0.33 per basic and diluted share for the nine months ended September 30, 2018 (2017 — net loss of $2.5 million, or a loss of $0.04 per basic and diluted share).

Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award and the related tax impact, was $41.4 million, or $0.65 per diluted share, for the nine months ended September 30, 2018 as compared to adjusted net income attributable to common shareholders of $18.7 million, or $0.28 per diluted share, for the nine months ended September 30, 2017.

A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Nine Months Ended September 30,

(In thousands of U.S. dollars, except per share amounts)	2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$29,824	$0.47	$3,820	$0.06
Adjustments:
Stock-based compensation	17,165	0.26	17,796	0.27
Exit costs, restructuring charges and associated impairments	1,158	0.02	13,695	0.20
Legal arbitration award	7,500	0.12	—	—
Tax impact on items listed above	(5,287)	(0.08)	(9,578)	(0.15)

Adjusted net income	50,360	0.79	25,733	0.38
Net income attributable to non-controlling interests	(8,674)	(0.14)	(6,307)	(0.10)
Stock-based compensation (net of tax of $0.1 million and $0.2 million, respectively)	(279)	—	(544)	—
Exit costs, restructuring charges and associated impairments (net of tax of $nil and $0.1 million, respectively)	—	—	(179)	—

Adjusted net income attributable to common shareholders	$41,407	$0.65	$18,703	$0.28

Weighted average diluted shares outstanding		63,580		65,834

Free Cash Flow:

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented in the table below:

	For the Three months ended September 30, 2018	For the Nine months ended September 30, 2018
(In thousands of U.S. Dollars)
Net cash provided by operating activities	$21,416	$68,070
Net cash used in investing activities	(14,483)	(33,275)

Net cash flow	$6,933	$34,795